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Exhibit 10.7

EMPLOYMENT AND NON-COMPETITION AGREEMENT

        THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (the "Agreement"), is made and entered into effective as of January 1st 2007, by and between and PDSHEART, INC., a Delaware corporation (the "Company"), and Charlie Alvarez (the "Employee"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Certificate of Incorporation of the Corporation dated as of 1st day of October 2003.

RECITALS

        WHEREAS, the Employee has agreed to enter into this Agreement in order to assure the Company of Employee's involvement in the conduct of the Company's business, subject to the terms and conditions as hereinafter provided; and

        WHEREAS, the Company desires to employ the Employee as Executive Vice President of Sales of the Company and the Employee desires to be employed by the Company in such capacity, upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

EMPLOYMENT AND SERVICES

        1.01    Capacity and Services.    The Company hereby employs the Employee to serve in the capacity of Executive Vice President of Sales the Company and the Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement. During the period the Employee is employed by the Company, the Employee shall devote substantially all of his attention and energy on a full-time basis to the business and affairs of the Company and use his best efforts to promote its interests. While the Company employs the Employee, the Employee shall neither accept nor hold any other employment without approval of the Board of Directors (excluding the Employee, if a director) of the Company. Such services to be provided by the Employee hereunder shall be provided for the benefit of the Company and the Affiliated Companies without regard to whether any of the Company's operations are conducted directly by the Company or an Affiliated Company, or through any subsidiaries, joint ventures or an unincorporated division of the Company or any Affiliated Company. As Executive Vice President of Sales of the Company, the Employee shall have the power and responsibility normally associated with such position.

        1.02    "At Will" Employment.    Employee understands and acknowledges that his employment with the Company is for an unspecified duration and constitutes "at-will" employment. Employee also understands that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by a majority of the Board of Directors (excluding the Employee, if a director) of the Company. Employee acknowledges that his employment relationship maybe terminated at any time with or without Cause (as defined in Section 2.01(c) herein) or for any or no reason, at the option either of the Company or Employee, notice will be given in accordance with Section 2.01(b) below. The terms of this agreement do not create either an express or implied contract of employment with the Company for any particular period of time. Notwithstanding any of the foregoing, the employee shall be entitled to receive any and all benefits as defined in Section 2.02(b), in the event of termination without Cause.

        1.03    Total Compensation.    During the Term, the Company shall pay the Employee Total Compensation (herein defined) of an annual base salary of One Hundred Eighty Seven Thousand Dollars ($187,000.00) ("Annual Base Salary"), an Annual Health Benefit Allowance of Three Thousand Four Hundred ($3,400.00), and an annual Automobile Allowance of Seven Thousand Eight Hundred Dollars ($7,800.00) payable in conformity with the Company's customary practices, as such practices shall be established or modified from time to time and which may be increased from time to time by the Compensation Committee of the Board of Directors, (the "Compensation Committee"). Total compensation payments set forth herein shall be subject to all applicable withholdings. Furthermore any periodic increases approved by the Compensation Committee to the base salary, fringe benefits, business expenses, including health benefits and auto allowances defined for the purposes of this agreement as "Total Compensation" or amount of severance pay is automatically incorporated into this agreement by virtue of their action.

        1.04    Bonus.    In addition to the Total Compensation, the Employee shall be eligible to receive an annual bonus as outlined and defined by the Compensation Committee ("Annual Bonus"); provided, that, the Employee is employed by the Company or its Affiliated Companies at year-end. The amount of the Annual Bonus, if any, shall be determined by the Compensation Committee.

        1.05    Fringe Benefits.    The Employee shall be entitled to participate in any incentive, savings, retirement, welfare, premiums for family medical coverage and other employee benefit plan sponsored by the Company. The Employee shall receive four (4) weeks of paid time off. The paid time off may be taken at such times and intervals as determined by the Employee, subject to the reasonable business needs of the Company. Accrued unused paid time off may be carried over in accordance with the Company's policies.

        1.06    Business Expenses.    During the Term, the Company will reimburse Employee for all reasonable travel and out-of-pocket expenses actually incurred by him for the purpose of and in connection with performing his services to the Company hereunder. Such reimbursement shall be made upon presentation by Employee, to the Company of vouchers or other statements itemizing such expenses in reasonable detail, and otherwise in accordance with the reimbursement policies adopted from time to time by the Company.

ARTICLE II

TERMINATION OF EMPLOYMENT

        2.01    Termination upon Death, Disability or for Cause

        (a)   Notwithstanding any other provision of this Agreement to the contrary, this Agreement, and the Employee's employment under the terms of this Agreement, will terminate immediately upon the first of the following events to occur:

            (i)  The Employee's death or Disability (as defined in Section 2.01(d)); or

           (ii)  Termination of the Employee's employment for Cause by the Company.

        (b)   If the Company, by majority vote of the Board of Directors (excluding the Employee, if a director), desires to terminate the Employee for Cause, the Company shall give the Employee written notice of termination (the "Termination Notice"), which notice shall indicate in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment for Cause. The Employee's employment shall be deemed terminated as of the date of the Termination Notice. Notwithstanding the foregoing, in the case of a termination based on Section 2.01(c)(iv) below, the Employee shall have a period of ten (10) days after the date of the Termination Notice to provide to the Board of Directors (excluding the Employee, if a director) any additional information deemed by the Employee to be relevant to the issue of whether "Cause" exists for termination, and at the end of the 10-day period, the Board of Directors (excluding the Employee, if a director) will, by majority vote, make a final determination as to whether or not "Cause" exists to terminate the Employee and will notify the Employee in writing of such determination; provided, however, the Board of Directors (excluding the Employee, if a director), in its sole discretion, may suspend the Employee with pay pending the Board of Directors's final determination, commencing on the date of the Termination Notice.

        (c)   For purposes of this Agreement, "Cause" shall mean the Employee (i) has materially breached the terms of this Agreement, including, without limitation, Article III and such breach is not cured within thirty (30) days of his receipt of written notice of such breach from the Company; (ii) has materially breached a fiduciary duty or engaged in a material breach of trust, has willfully violated an important written policy of the Company relating to the honest or ethical conduct of business, has committed a criminal act or act of moral turpitude, has been imprisoned for any serious crime, or has perpetuated a fraud upon the Company; (iii) has materially misrepresented his or her credentials or has engaged in any other act or omission which constitutes gross misconduct, gross incompetence or deliberate disobedience or which causes material harm to the Company.

        (d)   For purposes of this Agreement, "Disability" is defined and determined to exist whenever Employee, while actively employed by the Company, becomes incapable, with or without reasonable accommodation, by reason of physical or mental impairment, of performing the essential functions of his/her job on behalf of the Company. It is understood between the parties that disability, under the terms of this Agreement, shall always refer to total and not partial incapacity to perform the essential functions of Employee's job on behalf of the Company. Either of the following shall be conclusive determinations of total disability as defined herein: (1) a decision by an insurance company to pay total disability benefits after a specified waiting period to Employee, the determination of which shall relate back and be effective at the beginning of such waiting period; or (2) a decision to such effect by the Company based upon the results of a medical examination conducted by a qualified physician who is not an employee of, or otherwise associated with, the Company.

        2.02    Payments Upon Termination, Severance Package and Change of Ownership Provision.

        (a)   In the event of termination of the Employee's employment due to an event of termination set forth in Section 2.01 (a) above or due to the Employee's voluntary termination of employment, the Company shall have no further obligations or liability to the Employee hereunder except (i) to pay to the Employee or the Employee's estate, if applicable, the amount of the Employee's Total Compensation up to the day as of which the Employee's employment is terminated, (ii) to reimburse the Employee or the Employee's estate, if applicable, for his business expenses incurred through the date of termination (iii) to pay any fringe benefits pursuant to Section 1.05 which have accrued through the date of termination in accordance with Company policies in effect at the time of termination, and (iv) any bonus amounts otherwise due for periods up to the date of termination but yet unpaid.

        (b)   In the event of the Company's termination of the Employee's employment due to events other than those events set forth in Section 2.01 (a) (i.e., a termination without Cause) or if a "Deemed Termination" occurs, in any event within twelve months following a Change in Ownership, the Employee shall be entitled to continue to receive (i) the amounts described in Section 2.02(a) above, plus (ii) as his sole severance benefit, twelve (12) months of his Annual Base Salary plus health coverage (including medical, dental and vision) as provided through the Company sponsored plan or in the event that is not available to the Employee the Company shall provide payment of the COBRA benefits for the twelve (12) month period following his termination, plus a pro-rated portion of the Annual Bonus which shall not be subject to the Board of Directors' discretion.

        (c)   For purposes of this Agreement, "Deemed Termination" is defined and determined to exist whenever the Employee's position, (including status, offices, titles and reporting requirements, authority, duties, responsibilities) and/or Total Compensation are no longer commensurate, in all material respects, with the Employees most significant position and Total Compensation at any time during the 180 day period immediately preceding the change. "Change of Ownership" is defined as the sale of substantially of the assets of the Company, the sale of 50% or greater of the equity ownership interests of the Company, or a merger, consolidation or similar transaction involving the Company.

        (d)   All payments under this Section 2.02 are expressly conditioned upon the Employee's continued and strict compliance with the terms of Article III hereunder and all other agreements to which the Company and the Employee are parties, if any. Employee's right to severance compensation described in Section 2.02(b) is expressly conditioned on Employee's execution of a release in favor of the Company in a form reasonably satisfactory to the Company and the Employee.

ARTICLE III

RESTRICTIVE COVENANTS

        The parties acknowledge that the Company and the Affiliated Companies either now or will in the future conduct business throughout the United States. Further, the parties acknowledge that the Employee is extremely knowledgeable about the Company and the Affiliated Company's services, pricing, operations and customers. Employee acknowledges that Employee makes the following restrictive covenants as consideration to protect and preserve valuable confidential business and professional information of the Company, its substantial business relationships with specific prospective and existing clients and customers, and trade or professional practice secrets associated with its operations.

        3.01    Confidentiality.    Under no circumstances and at no time, during or after the Employee's employment with the Company or any Affiliated Company, shall the Employee in any manner whether directly or indirectly, use for his own benefit or the benefit of any other person, firm, entity or corporation or disclose, divulge, render or offer, any knowledge or information with respect to the confidential affairs or plans, trade secrets or know-how of the Company or any Affiliated Company, and any of their subsidiaries and affiliates, including, without limitation, any work product prepared by the Employee in the course of his employment with the Company ("Confidential Information"), except on behalf of the Company in the course of the proper performance of his duties hereunder or except as compelled by any court order, subpoena or other legal proceeding (so long as the Employee provides the Company with timely notice of such and an opportunity to contest the legal validity of such matter). The Employee acknowledges and agrees that any and all such Confidential Information will be received and held by him in a confidential capacity, and that disclosure of such Confidential Information would pose a direct threat to the Company in the hands of its competitors. For purposes of this Section 3.01, the term "Confidential Information" shall not include any information which is generally available to the public other than as a result of a disclosure by the Employee or is properly obtained by the Employee from a third party who has a valid right to possess and disclose such information and is not under any obligation to the Company to keep such information confidential. Employee shall instruct all the agents, employees, or representatives of Employee, if any, to maintain the confidentiality of all Confidential Information. Employee shall not duplicate or reproduce any Confidential Information except as necessary to render and furnish services to the Company. If the Company requests the return of any Confidential Information, Employee promptly (and in any event within five days) shall return to the Company all Confidential Information and all copies and any analyses, synopses, summaries, and reproductions of Confidential Information. Employee acknowledges that the Company makes no warranty or representation concerning the accuracy or completeness of any Confidential Information. Employee shall not place any Confidential Information on his personal storage devices. At the request of the Company at any time during or after termination of employment or engagement by the Company, Employee shall grant the Company access to any written report or any personal computer, lap top computer, and computer tapes, diskettes, and other electronic storage devices that are owned by the Company or Employee, for the purpose of determining whether they contain any Confidential Information that should be returned to the Company.

        3.02    Covenant Not to Compete; Non-Solicitation.

        (a)   During such time as Employee is employed by the Company and for a period of eighteen (18) months from the date on which the Employee ceases, for whatever reason, to be employed by the

Company or any Affiliated Company (the "Non-Competition Term"), the Employee hereby agrees that he will not, singly, jointly, or as an employee, agent or partner of any partnership or as an officer, agent, employee, director, stockholder (except for not more than two percent (2%) of the outstanding stock of any company listed on a national securities exchange or actively traded in the over-the-counter market), member or investor in any other corporation or entity, or as a consultant, advisor, or independent contractor to any such partnership, corporation or entity, or in any other capacity, directly, indirectly or beneficially:

            (i)  own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or work for (as an employee, agent, consultant, advisor or independent contractor), or permit the use of his name by, or provide financial or other assistance to, any person, partnership, corporation, or entity which is in direct or indirect competition within the United States (the "Protected Territory") with (A) the business as conducted by the Company or any of the Affiliated Companies on the date hereof or at any time during the Employee's employment with the Company or an Affiliated Company or (B) any other business in which the Company or an Affiliated Company, on the date hereof or at any time during Employee's employment with the Company or an Affiliated Company, has developed an intention to engage and for which the Company or an Affiliated Company has invested in excess of $25,000, directly or indirectly, known (Developing Business).

           (ii)  employ, retain or engage (as an employee, consultant or independent contractor) any person who, on the date hereof or at any time hereafter is or was an employee or independent contractor of the Company or any of the Affiliated Companies except in the proper performance of his duties hereunder; provided, however, that during the time Employee is employed by the Company, the Employee may engage, at his cost, an employee of the Company or an Affiliated Company to perform work outside of normal business hours which is not related to the business of the Company or any business described in Section 3.02(a)(i) hereof and does not interfere with such employee's performance of his duties to the Company and its Affiliated Companies; or

          (iii)  induce or attempt to induce any person who, on the date hereof or at any time hereafter is an employee or independent contractor of the Company or any Affiliated Company as of the date hereof, to terminate his or her employment or relationship with the Company or an Affiliated Company, except in the proper performance of his duties hereunder; or

          (iv)  induce or attempt to induce any person, business, or entity which is a contracting party or has a business relationship with the Company or any Affiliated Company, as of the date hereof or at any time hereafter (a "Contracting Party"), to terminate or modify in any way adverse to the interests of the Company or any Affiliated Company, any written or oral agreement or understanding with the Company or any Affiliated Company, except in the proper performance of his duties hereunder, and if any Contracting Party or former Contracting Party attempts to induce or solicit the Employee to perform or provide any services for it other than in connection with the Company's, or an Affiliated Company's activities, which such services would violate the provisions of this Agreement, including, without limitation, the provisions of Section 3.02(a)(i) hereof, Employee shall immediately reject such offer or solicitation and inform such Contracting Party or former Contracting Party of the restrictions and obligations imposed on the Employee by this Agreement and inform the Company of such offer or solicitation.

        (b)   Employee acknowledges, stipulates, and agrees that the preceding restrictions are reasonable as to geographical area, time, and line of business and are reasonably necessary to protect legitimate business interests of the Company, including trade secrets and professional information, other valuable confidential or business information, substantial relationships with existing or prospective customers, and customer goodwill associated with the Company's trade name, ongoing business, and the geographical area in which the Company conducts its business. To the extent the duration, geographical area, or line of business of any of the preceding restrictions would cause them to be unenforceable in a particular jurisdiction, the restrictions automatically will be reformed for purposes of enforcement in that jurisdiction to a duration, geographical area, or line of business that is valid and enforceable in that jurisdiction. Reformation of a restriction to validate its enforcement in any particular jurisdiction, however, will not affect the enforcement of the restriction as stated in any other jurisdiction in which it is enforceable stated. Also, the invalidity of a restriction in any particular jurisdiction will not affect the validity or enforcement of the restriction in another jurisdiction where it is otherwise valid. The duration of every restriction set forth in this section will be extended by any period during which Employee is in breach of its, his, or her obligations.

        3.03    Specific Performance.    The Employee agrees that his breach of the provisions of Sections 3.01 or 3.02 above will cause irreparable damage to the Company and the Affiliated Companies and that the recovery by the Company of money damages will not constitute an adequate remedy for such breach. Accordingly, the Employee agrees that the provisions of Sections 3.01 or 3.02 above may be specifically enforced against him in addition to any other rights or remedies available to the Company on account of any such breach, and the Employee expressly waives the defense in any equitable proceeding that there is an adequate remedy at law for any such breach.

        3.04    Survival.    The terms and provisions of this Article III shall survive the termination of this Agreement whether at the end of its term (subject to any extension thereof), or otherwise.

        3.05    Absence of Other Restrictions on Competition.    Employee represents and warrants to the Company that Employee is not a party to any restrictive covenant limiting its, his, or her right to work or perform services for the Company in any capacity whatsoever. Employee shall indemnify and hold harmless the Company from all costs, damages, and liabilities that the Company incurs in connection with any suit or claim arising out of any restrictive contract, covenant, or agreement to which Employee is subject on the date of this Agreement or was subject at the date Employee began employment or its association or engagement with the Company.

        3.06    Company Property.    After termination of his association, employment, or engagement for any reason whatsoever, Employee shall not retain or remove, without the Company's advance written consent, any list, data, book, record, design, manual, drawing, formula, document, schedule, source code, specification, computer program or software, other property owned by the Company, or other written or electronic information pertaining to the business and financial affairs of the Company.

ARTICLE IV

MISCELLANEOUS

        4.01    Amendments; Waiver.    Any amendment to or modification of this Agreement, and any waiver of any provision hereof, shall be in writing and shall require the prior written approval of the Company and the Employee. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

        4.02    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions.

        4.03    Jurisdiction and Venue.    Employee and the Company (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Palm Beach County Florida, (b) stipulate that the sole and exclusive venue for any legal proceeding arising out of this Agreement shall be a state or federal court having jurisdiction in Palm Beach County, Florida, and (c) waive any defense, whether asserted by motion or pleading, that the venue described in (b) is an improper or inconvenient venue.

        4.04    Notices.    All notices or other communications required or sent hereunder shall be in writing and either (a) hand delivered, (b) mailed by registered mail or certified mail, return receipt requested postage pre-paid, (c) sent by overnight mail or any other overnight courier service, or (d) sent by facsimile transmission (with confirmed proof of receipt). All such notices shall be deemed effective upon sending thereof, and shall be addressed as follows:

        If intended for the Company, to:

  PDSHEART
  Director of Human Resources
  1801 Center Park Suite #110
  West Palm Beach, Florida 33401

        If intended for the Employee, to:

  Mr. Charlie Alvarez
  1785 Daytonia Road
  Miami Beach, FL 33141

        4.05    Successors and Assigns.    The Company shall have the right to assign this Agreement to its respective successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. This Agreement is personal to the Employee and shall not be assigned, transferred, hypothecated, pledged or in any way encumbered by the Employee; provided, however, that the obligations of the Employee hereunder shall be binding upon the Employee's estate.

        4.06    Captions; Gender and Number.    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. The gender and number used in this Agreement are used as reference terms only and shall apply with the same effect whether the parties are of the masculine, neuter or feminine gender, corporate or other form, and the singular shall likewise include the plural.

        4.07    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND KNOWINGLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT.

        4.08    No Conflict.    The Employee hereby represents and warrants that the Employee is not a party to or bound by any agreement or understanding of any type with any other person or entity that in any way conflicts with the terms of this Agreement or restricts the Employee's ability to enter into this Agreement.

        4.09    Entire Agreement.    This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

        4.10    Counterparts.    This Agreement may be signed in one or more counterparts and all counterparts so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the original or the same counterpart.

        4.11    Inventions.    All right, title, and interest, of every kind whatsoever, in the United States and throughout the world, in any copyrights, trademarks, and any ideas, designs, discoveries, inventions, and improvements with economic value, whether or not patentable or capable of copyright or trademark registration, created, developed, or conceived by Employee while associated with or employed or engaged by the Company (including periods prior to the date of this Agreement), shall be the sole property of the Company. Employee shall execute all documents reasonably necessary as requested by the Company to create, enforce, or evidence the Company's right in the foregoing property.

        4.12    Third Party Enforcement.    Any holder of Series A Preferred Stock may (but is not obligated to) enforce this Agreement on behalf of the Company if the Company, within 15 days following notice from the holder, fails to enforce the Agreement following a breach of the Agreement by Employee. The Company shall promptly reimburse the Series A Preferred Stock holder and its representatives for all costs associated with such enforcement, including, but not limited to all advance retainers for legal or other services, and all other costs and shall indemnify and hold the Series A Preferred Stock holder harmless from all costs and liability that arise from all actions taken by the Series A Preferred Stock holder in reliance upon this Section 4.12.

        4.13    Costs.    In any mediation, arbitration, or legal proceeding between Employee and the Company arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs (including, without limitation, attorneys' and court fees and costs) incurred by the prevailing party in enforcing, defending, or prosecuting this Agreement.

        EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, WAS AFFORDED SUFFICIENT OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF HIS CHOICE AND TO ASK QUESTIONS AND RECEIVE SATISFACTORY ANSWERS REGARDING THIS AGREEMENT, UNDERSTANDS HIS RIGHTS AND OBLIGATIONS UNDER IT, AND SIGNED IT OF HIS OWN FREE WILL AND VOLITION.

        IN WITNESS WHEREOF, the Employee has executed this Agreement and the Company has caused this Agreement to be executed as an instrument under seal as of the day and year first above written.

PDSHEART, INC., a Delaware corporation
By:	/s/ CHARLES ALVAREZ EMPLOYEE
	Print Name:	Charles Alvarez
Accepted By:	/s/ GREGORY A. MARSH	[ILLEGIBLE]
Name: Gregory A. Marsh Title: Chief Operating and Financial Officer		Witness:

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  Exhibit 10.7
EMPLOYMENT AND NON-COMPETITION AGREEMENT